Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne D. Mackie	Jim Buckley
Executive Vice President, CFO	Executive Vice President
CRA International, Inc.	Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CRA INTERNATIONAL ANNOUNCES FIRST-QUARTER
FISCAL 2008 FINANCIAL RESULTS

Company Announces Initiatives to Raise Utilization Rates and Improve Margins

BOSTON, March 20, 2008 — CRA International, Inc. (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced financial results for its fiscal first quarter ended February 15, 2008.

Revenue for the first quarter of fiscal 2008 totaled $86.1 million compared with $83.3 million for the first quarter of fiscal 2007.  Net income for the first quarter of fiscal 2008 was $3.1 million, or $0.28 per diluted share, compared with $7.1 million, or $0.56 per diluted share, in the comparable period of fiscal 2007.  Weighted average diluted shares outstanding used to calculate earnings per share in the first quarter of fiscal 2008 were 11.4 million, versus 12.6 million in the first quarter of fiscal 2007.

Comments on the First Quarter

“As we outlined in the news release announcing our preliminary financial results on March 7, our disappointing first-quarter performance was driven by a downturn in revenues in certain of our international businesses,” said James C. Burrows, CRA’s president and chief executive officer.  “The first quarter’s revenue and earnings shortfall was particularly significant in the international component of our Chemicals & Petroleum practice where the revenues of several large, long-running Middle East projects declined more rapidly than expected and follow-on contracts were not received during the quarter.  At the same time, a number of practices and regions, both domestic and abroad, did not experience the rebound in utilization that we typically experience following the mid-quarter holiday season.  As a result, our company-wide utilization rate for the quarter declined to 70%, substantially reducing our profitability.”

“Our first-quarter operating income reflects a strong contribution from our North America operations and a substantial loss in our combined international operations,” Burrows said.  “Our operating performance also was impacted by a greater than anticipated percentage of revenues represented by reimbursable expenses, particularly in our overseas operations, which carry little or no mark-up.  Increases in rent expenses, primarily in our foreign offices, and higher recruiting and other professional fees contributed to the reduced operating income.  Our first-quarter tax rate also was adversely affected by losses outside of our North America locations against which we could not record tax benefits.”

“We are looking closely at every possible means of reducing our operating expenses and improving our utilization rate going forward,” Burrows said.  “We are concentrating our resources on promising opportunities such as Finance projects related to the subprime credit crisis and financial accounting and valuation consulting.  In addition, our Competition practice continues to be a strong performer, generating more than 20% growth in the first quarter compared to last year.  On the cost side, we have scaled back in two of our foreign practices that had not been performing up to our expectations.  Our first-quarter results included approximately $600,000 in employee separation costs related to these actions.”

“We are in the process of divesting or shutting down the majority of our Australian and New Zealand-based operations, which generated approximately $12 million in revenue and a small operating loss in fiscal 2007,” Burrows said.  “The divestiture of these operations is expected to be completed in the second quarter and will result in an estimated charge to operating income of approximately $3 million.”

“To improve our utilization and reduce operating costs, we are in the process of realigning our practices and support resources to balance our workforce with market demand,” Burrows said.  “We have completed an employee workforce reduction that will cost approximately $2 million in employee separation costs in the second quarter, but is expected to result in an estimated annualized cost savings starting in the third quarter of approximately $7 million.  We also have underway a business process improvement review designed to reduce SG&A expenses in a number of areas.  Included in this review is an evaluation of our current administrative practices and infrastructure to identify opportunities for further cost reductions, including our travel policies, changes in procurement methods and other adjustments.  Lastly, in the second quarter, we plan to close offices in Palo Alto and London as we consolidate those offices, a process that was already underway in London.  These office closings are expected to result in an estimated second-quarter charge of approximately $4.1 million, and an estimated annualized cost savings beginning in the third quarter of $2.4 million.”

The table below represents a summary of the estimated costs CRA will incur in connection with the restructuring activities discussed above.

SUMMARY OF FY2008 ESTIMATED RESTRUCTURING COSTS ($000)
	Q1	Q2	Estimated Annual Cost Savings
Employee Separation and Other Compensation	$600	$2,000	$7,000
Office Closures	—	$4,100	$2,400
Australia / New Zealand Practice Divestitures	—	$3,000		(1)
Total	$600	$9,100	$9,400

(1) Estimated annual cost savings are expected to approximate the estimated revenues.  Accordingly, no net savings are included.

Outlook

“Despite the challenges we encountered in the first quarter, underlying demand for CRA’s broad range of specialized consulting expertise continues to be strong within many of our core practices,” Burrows said.  “In fiscal 2008, our focus will be on better aligning our cost structure, both in North America and overseas, in order to raise our utilization rates and improve margins.  Visibility into our business will be limited until we begin to see the impact of these initiatives.  Although our North American business is performing at acceptable levels and there are positive trends in some of our international practice areas, this lack of visibility, particularly in our international business, limits our ability to provide financial guidance at this time.”

Conference Call Information

CRA International will host a conference call this morning at 9:00 a.m. ET to discuss its first-quarter fiscal 2008 financial results.  To listen to a live webcast of the call, please visit the Company’s website at www.crai.com prior to the event’s broadcast.  To listen to the call via telephone, dial (913) 312-0644 or (800) 967-0627.  Interested parties unable to participate in the live call may access an archived version of the webcast on CRA’s website.

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is the preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has sixteen offices within the United States and ten offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock options, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, dependence on growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Twelve Weeks Ended	Twelve Weeks Ended
	February 15,	February 16,
	2008	2007

Revenues	$86,123	$83,322
Costs of services	56,340	51,690
Gross profit	29,783	31,632

Selling, general and administrative expenses	23,959	20,017
Income from operations	5,824	11,615

Interest and other income (expense), net	569	611
Income before provision for income taxes and equity method investment gain (loss)	6,393	12,226
Provision for income taxes	(3,248)	(5,054)
Income before equity method investment gain (loss)	3,145	7,172
Equity method investment gain (loss), net of tax	(8)	(107)
Net income	$3,137	$7,065

Net income per share:
Basic	$0.29	$0.61
Diluted	$0.28	$0.56

Weighted average number of shares outstanding:
Basic	10,770	11,509
Diluted	11,401	12,593

CRA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	February 15,	November 24,
	2008	2007

Assets
Cash and cash equivalents	$101,354	$100,516
Accounts receivable and unbilled, net	114,261	130,954
Other current assets	28,527	16,924
Total current assets	244,142	248,394

Property and equipment, net	26,991	27,932
Goodwill and intangible assets, net	157,026	159,262
Other assets	14,362	18,333
Total assets	$442,521	$453,921

Liabilities and shareholders’ equity
Current liabilities	$76,266	$98,762
Long-term liabilities	112,442	104,077
Total liabilities	188,708	202,839

Total shareholders’ equity	253,813	251,082
Total liabilities and shareholders’ equity	$442,521	$453,921